UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2018

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05.Costs Associated with Exit or Disposal Activities.

On August 22, 2018, the Company commenced the implementation of cost reduction measures, including a reduction in its staff and the closure of its Lake Mary, Florida office in order to reduce the Company’s ongoing operating expenses.  The Company estimates a charge to operating results in the third quarter of 2018 of approximately $350,000 which includes (i) approximately $200,000 in severance costs for affected employees and (ii) approximately $150,000 which represents the estimated fair value of the remaining lease rental payments for the Lake Mary, Florida facility, net of estimated sublease rental income.

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;          Compensatory Arrangements of Certain Officers.

As part of the Company’s reduction in staff as discussed in Item 2.05 above, the Company terminated John Stuckey, Chief Marketing Officer, as a result of eliminating the Chief Marketing Officer position effective August 22, 2018.   In addition, each of the named executive officers, Jeffrey Parker, Cynthia Poehlman, David Sorrells, and Gregory Rawlins, accepted a reduction in his or her base salary of at least 20%.

Item 8.01.Other Events.

On August 23, 2018, the Company issued a press release announcing its cost reduction measures. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

99.1Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2018
PARKERVISION, INC.

By /s/ Jeffrey L. Parker
Jeffrey L. Parker
Chief Executive Officer